FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                            TELEPHONE: (617)832-1000
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                                 TELEX: 940693
                               http://www.fhe.com


                                                               December 18, 1996


Palomar Medical Technologies, Inc.
66 Cherry Hill Drive
Beverly, Massachusetts 01915

Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") to which this opinion is an exhibit, to be filed by Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to a total of 3,500,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share ("Common Stock"), issuable pursuant to the Company's 1996 Stock Option Plan and the Company's 1996 Employee Stock Purchase Purchase Plan (collectively, the "Plans").

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

                  (1) the  Certificate  of  Incorporation  and  By-Laws  of  the
                      Company, each as amended as of the date hereof;

                  (2) the  records  of  meetings  and  consents  of the Board of
                      Directors and stockholders of the Company provided to us by the Company; and

                  (3) the Plans.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

         Based upon the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the consideration for the Shares as described in the Plans, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                         Very truly yours,

                                                         FOLEY, HOAG & ELIOT LLP


                                                         By  /s/ David Broadwin
                                                           ---------------------
                                                                A Partner